E-OCEANENERGY-E-02
NATURAL GAS PURCHASE AND SALE AGREEMENT

     Duke Energy Trading and Marketing, L.L.C., a Delaware limited liability company, (“DETM” or “Buyer”) and Ocean Energy, Inc., a Louisiana corporation (“Ocean” or “Seller”), referred to collectively as the “Parties” and individually as “Party”, enter into this Natural Gas Purchase and Sale Agreement (this “Agreement”) effective as of the 1st day of October 2001 (the “Effective Date”).

ARTICLE I
Term and Scope

     This Agreement shall be in effect from the Effective Date through the later of September 30, 2002, or until terminated by either Party on thirty (30) days prior written notice, subject however to the earlier termination pursuant to other specific provisions of this Agreement.

ARTICLE II
Quantity Obligations and Notice Procedures

     The Parties recognize that the natural gas market is volatile; and, therefore, it is mutually desirable to arrange transactions verbally and to be bound by such oral agreements confirmed promptly thereafter in writing. The Parties agree to the following procedures for confirmations of and changes to the quantities and points of equivalent value of Ocean’s Gas to be delivered to the Delivery Point(s) by Ocean. Any oral confirmation of or change to the quantities and points of equivalent value of Ocean’s Gas made by Ocean shall be binding until superseded by an effective confirmation or change notice. Either Party’s telephones may be monitored by recording equipment to record such confirmations and changes in quantities and points of equivalent value of Ocean’s Gas. The Parties hereby consent to such recordings and any such recordings shall serve as the best evidence of any oral agreement.

     Ocean shall sell and deliver and DETM shall, as the exclusive buyer, purchase and receive Ocean’s owned and controlled gas volumes nominated and delivered by Ocean to the Delivery Point(s) as defined in Article III below (“Ocean’s Gas”). Each month during the term of this Agreement, Ocean shall provide to DETM on or before 3:00 p.m. central clock time six (6) Business Days prior to the first day of the next succeeding month a confirmation notice, in the form of Exhibit “A” which shows the daily volumes of Ocean’s Gas to be sold and delivered by Ocean and to be purchased and received by DETM at the Delivery Point(s) during the next succeeding month. Any nomination changes by Ocean to the quantities of Ocean’s Gas that will be delivered by Ocean to the Delivery Point(s) will be made by Ocean per the following “Nomination Deadlines” (i) for any gas day commencing at 9:00 AM on Tuesday through Saturday by 7:00 am of the Business Day prior to the gas day, and (ii) for gas days commencing at 9:00 am on Sunday and Monday by 7:00 am of the preceding Friday or preceding Business Day if Friday is not a Business Day. Changes will be confirmed in writing in the form of change notice which is attached hereto as Exhibit “B”. Any changes to the quantities of Ocean’s Gas to be delivered by it hereunder to a Delivery Point after a Nomination Deadline is an “Intraday Nomination”. “Business Day” shall mean any day on which the member banks of the Federal Reserve System in New York City, New York are open for business.

     Each Party shall use reasonable means to identify as far in advance as possible any scheduled maintenance of facilities producing, delivering or receiving Ocean’s Gas to the Delivery Point(s) hereunder and shall notify the other Party as soon as reasonably practicable of such scheduled maintenance. Should a Party not so notify the other Party of scheduled maintenance then such scheduled maintenance will not be an event of Force Majeure hereunder.

ARTICLE III
Delivery Point

     The points for Ocean’s Gas to be delivered by Ocean and received by DETM hereunder shall be those points specified on Appendix “A” and those added to Appendix “A” by Ocean in a change notice for which the price for Ocean’s Gas to be delivered and received there at has been mutually agreed to by the Parties (“Delivery Point(s)”). Ocean shall provide 30 days notice prior to the first day of a delivery month of points to be deleted from Appendix “A” as a result of property divestitures.

ARTICLE IV
Purchase Price

     Except as provided in Article X, the purchase price for all Ocean’s Gas delivered to the Delivery Point(s) during a month shall be the index price(s) as specified in Appendix “A” (“Index Price”) less the reasonable and market competitive transportation and fuel charges not to exceed the transportation and fuel charges actually paid by DETM to move Ocean’s Gas from the applicable Delivery Point to the applicable Gas Daily Price Pipeline Location, plus or minus the applicable adjustment, as specified in Appendix “A”. For the purposes of such Appendix “A”, “Gas Daily Price” means the “Midpoint” price per MMBtu of gas for a Delivery Point published in Gas Daily, under the Daily Price Survey (published by the McGraw-Hill Companies, Inc.) for a Delivery Point and “IF Price” means the price per MMBtu of gas for a Delivery Point as published in the first publication of the month of delivery of Ocean’s Gas in Inside FERC’s Gas Market Report (published by the McGraw-Hill Companies, Inc.). The prices in Appendix “A” are based on the capacity to flow without constraints. Should Gas become constrained, the Parties shall mutually agree to an alternate price. If the Parties cannot mutually agree to an alternate price for constrained gas within thirty (30) days of a notice by Buyer, Buyer shall release the point from this Agreement effective the 1st day of the subsequent month. If a publication specified above ceases to exist or does not post an index price representative of a Delivery Point(s), then the Parties shall mutually agree to an alternative publication and posting which reflects the market value of Ocean’s Gas at such Delivery Point(s). If the Parties fail to agree on an alternative price, publication and/or posting for a Delivery Point within ten (10) Business Days of a notice by a Party to the other Party that an Index Price fails to exist then the new publication and posting will be determined by the one arbitrator procedure of Article XI.

ARTICLE V
Force Majeure

     Except with respect to payment obligations due under this Agreement, in the event either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations hereunder, it is agreed that upon such Party’s giving notice of such Force Majeure to the other Party as soon as reasonably possible (to be confirmed in writing via facsimile or email with particulars of the event or occurrence as soon as reasonably possible), the obligations of the Parties, to the extent they are affected by such event, shall be suspended from the inception and during the continuance of the Force Majeure for a period of thirty (30) consecutive days after which time the Party not giving the notice of Force Majeure may declare a breach of this Agreement and terminate this Agreement with respect to Ocean’s Gas which was the subject of the notice of Force Majeure upon thirty (30) days written notice to the Party which has given notice of Force Majeure.

     “Force Majeure” means an unforeseen event, which is not within the reasonable control of a Party, or in the case of third party obligations or facilities, the third party, claiming Force Majeure, and which by the exercise of due diligence such Party, or third party, is unable to overcome. Force Majeure shall not include: (i) the loss of Buyer’s markets; (ii) Buyer’s inability economically to use or resell Ocean’s Gas purchased hereunder or (iii) Seller’s ability to sell Ocean’s Gas to a market at a more advantageous price. “Force Majeure” shall include but not be limited to the following: (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings which result in evacuation of the affected area, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe (other than maintenance), weather related events such as hurricanes or freezing or failure of wells, equipment or lines of pipe which affect an entire geographic region; (ii) acts of others such as strikes, riots, sabotage, insurrections or wars; (iii) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, or regulation promulgated by a governmental authority having jurisdiction; and (iv) any other causes, whether of the kind herein enumerated or otherwise not reasonably within the control of the affected Party to prevent or overcome. Seller and Buyer shall make reasonable efforts to avoid Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance with reasonable dispatch.

     Neither Party shall be entitled to the benefit of the provisions of Force Majeure under either or both of the following circumstances: (i) to the extent the failure to perform was caused by the sole or contributory negligence of the Party claiming excuse; or (ii) to the extent the failure to perform was caused by the Party claiming excuse having failed to remedy the condition and to resume the performance of such covenants or obligations with reasonable dispatch.

     Force Majeure shall not excuse the payment of financial obligations hereunder.

ARTICLE VI
Title, Risk of Loss, Indemnity and Imbalances

     Seller warrants that title to Ocean’s Gas is free from all liens and adverse claims and warrants it will transfer good and merchantable title to all Ocean Gas sold hereunder to Buyer. As between the Parties, Seller shall be deemed to be in exclusive control and possession of Ocean’s Gas delivered hereunder and responsible for any damage or injury caused thereby or loss thereto prior to the time the same shall have been delivered to Buyer at the Delivery Point(s). After delivery of Ocean’s Gas to Buyer at the Delivery Point(s), Buyer shall be deemed to be in exclusive control and possession thereof and responsible for any injury or damage caused thereby or loss thereto. Each Party assumes all liability for and shall indemnify, defend and hold harmless the other Party from any claims, including death or injury of persons or damage to property arising from any act or incident occurring when title to gas is vested in it. It is the intent of the Parties that this indemnity be without regard to the causes thereof, including without limitation the negligence of any indemnified Party, whether such negligence be sole, joint or concurrent, or active or passive; provided, neither Party shall be liable in respect of any claim to the extent same resulted from the gross negligence, willful misconduct or bad faith of the indemnified Party. Title to Ocean’s Gas delivered hereunder shall pass from Seller to Buyer at the Delivery Point(s).

     Notwithstanding the other provisions of this Article VI, as between Seller and Buyer, Seller will be liable for all claims to the extent that such arise from failure of Ocean’s Gas delivered by Seller to the Delivery Point(s) to meet the quality requirements of Article XIII.

     The Parties shall use reasonable efforts to avoid imposition by any transporter of Ocean’s Gas of an imbalance charge, expense or penalty relating to Ocean’s Gas. Imbalance charges, expenses and penalties (including, but not limited to, any cash-out costs) imposed by any transporter of Ocean’s Gas prior to, at or after the Delivery Point(s) (“imbalance charge(s)”) will be the responsibility of and will be paid by DETM unless the imbalance charge(s) were caused by Ocean’s failure to properly deliver, confirm or change its quantity of Ocean’s Gas as provided for hereunder and such failure causes a Party to incur an imbalance charge to a transporter or other third party. If an imbalance charge for which Ocean is responsible hereunder occurs DETM will use commercially reasonable efforts to give Ocean notice therefore with full details of the occurrence, extent and amount of the imbalance charge(s).

ARTICLE VII
Taxes

     Seller shall be responsible for and will pay all taxes, transportation charges and expenses and production related costs attributable to Ocean’s Gas prior to its delivery to the Delivery Point(s). Seller shall reimburse Buyer for any such taxes, transportation charges and expenses and production related costs actually paid on behalf of Seller by Buyer. Buyer shall be responsible for and will pay all taxes and transportation charges and expenses related to Ocean’s Gas at or after the Delivery Point(s) including, but not limited to, all sales or use, gross receipts, consumption and franchise taxes. Buyer shall provide Seller with any applicable certificate or other documentation of sales or use tax exemption; and Buyer shall be liable for any sales or use tax and associated interest or penalties assessed against Seller due to Buyer’s failure to timely provide or properly complete any such certificate or documentation.

ARTICLE VIII
Financial Responsibility

     If a Party has reasonable grounds to suspect that the other Party’s ability to meet its obligations hereunder are materially impaired then a Party may require upon notice to the other Party that such other Party make assurance of the other Party’s ability to perform which may include (i) the required posting of a letter of credit acceptable to the Party requiring further assurances and the issuing bank; (ii) cash prepayments; (iii) corporate guarantee or (iv) other acceptable security.

     In the event a Party shall not make adequate assurances as provided above within five (5) Business Days of receipt of the notice requiring same then in addition to any and all other remedies available hereunder or pursuant to law, the other Party shall have the right upon prior notice to such Party to withhold or suspend deliveries or receipts of Ocean’s Gas hereunder or terminate the Agreement upon thirty (30) days notice to such Party.

ARTICLE IX
Billing and Payment

     Billing and payment will be based on actual quantities of Ocean’s Gas delivered to the Delivery Point(s). Confirmed nominations or best available operating data for Ocean’s Gas shall be used if such actual quantities are unavailable to make payment by the 25th of the month following the month of deliveries of Ocean’s Gas. If actual quantities of Ocean’s Gas are not used in a monthly billing statement and payment then DETM shall make any necessary adjustments on the next succeeding monthly statement and payment to reflect the actual quantities of Ocean’s Gas delivered in the previous month. Within ten (10) days of the request of either Party, the other Party shall provide, to the extent it has a legal right of access thereto and/or such statement which is then available, a copy of the applicable transporter’s allocation or imbalance statement requested by the Party.

     Buyer shall pay Seller in U.S. Dollars the full amount due Ocean for gas deliveries hereunder by Ocean in a month by wire transfer, Automated Clearinghouse (ACH), electronic funds transfer or other similarly expeditious means, as provided below, on or before the twenty-fifth (25th) day of the month immediately following the delivery month or the first Business Day thereafter if the 25th is not a Business Day. On the day of such payment Buyer will forward to Seller a statement showing for the previous month the quantity of Ocean’s Gas delivered to each Delivery Point(s) and the price for Ocean’s Gas at each Delivery Point, Exhibit “C” for Intraday Gas, the volumes of Ocean’s Gas and/or Ocean’s PTR or PVR and prices therefore for which Ocean is obligated hereunder to reimburse DETM, any adjustments to the quantities of Ocean’s Gas (including Ocean’s PTR or PVR) delivered to DETM provided for herein, any imbalance charges owed by Ocean pursuant to the terms of this Agreement and the total amount payable to Seller. In the event Buyer fails to pay the full amount payable by it when due, interest on the unpaid portion shall accrue from the date due until the date of payment at a rate equal to the lower of (i) the then effective prime rate of interest for large U.S. Money Center commercial banks, published under “Money Rates” by The Wall Street Journal, plus two percent (2%) per annum or (ii) the maximum applicable lawful interest rate.

     The Parties agree that each month the accounting personnel of each Party will meet and review, discuss and resolve any billing, payments and accounting matters, issues and problems under this Agreement for the previous month and any outstanding matters, issues and problems unless prior to the twentieth (20th) day of the month the Parties agree that a meeting is not necessary for such month. To facilitate resolution of discrepancies, the Parties agree to provide a coordinator and agree that the management of Buyer and Seller shall support the process of resolving discrepancies timely.

     Each of the Parties, at its own expense, shall have the right, upon reasonable notice and at reasonable times during regular business hours, to examine the books and records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, payment, demand, charge, or computation made under this Agreement. Any such audit and any claim based upon errors in any statement must be made within two (2) years of the date of such statement. Neither Party shall have the right to perform more than two (2) such audits per calendar year. Such right to audit shall be available for the term of this Agreement and for two (2) years after its termination.

     In the event an error is discovered in the amount in any statement rendered hereunder, which had been settled by the Parties, the Party noticing such error shall notify the other Party as soon as commercially practical and such error shall be rectified by payment, or credit, applied to the next invoice.. In the event a dispute arises as to the amount payable in any statement rendered hereunder, the disputing Party shall provide written notice to the other Party indicating the disputed amount and the reason for such dispute. In the event a difference for volumes of Ocean’s Gas delivered cannot be reconciled, payment shall be based upon the delivery volumes specified by the delivering transporter(s) to the Delivery Point(s). A payment hereunder shall not be deemed to be a waiver of the right by Buyer to recoup any overpayment, nor shall acceptance of any payment be deemed to be a waiver by Seller of any underpayment except as otherwise provided herein.

Payment:	Duke Energy Trading and Marketing, L.L.C.
By Wire Transfer:	Chase Manhattan Bank New York
For the Acct of: Duke Energy Trading and Marketing, L.L.C
Account No. 910-2-771269
ABA No. 021000021
Payment:	Duke Energy Trading and Marketing, L.L.C.
By Check:	P.O. Box 201204
Houston, TX 77216-1204
Payment:	Ocean Energy Inc.
By Wire Transfer:	Wells Fargo Bank
Houston, Texas
Account No. 121000248
ABA No. 4375681020

ARTICLE X
Damages

     For a breach of this Agreement for which an express remedy or measure of damages is herein provided, such express remedy or measure of damages shall be the sole and exclusive remedy hereunder, the obligor’s liability shall be limited as set forth herein and all other remedies or damages at law or in equity for any such breach are waived. If no remedy or measure of damages is expressly herein provided for a breach of this Agreement, the obligor’s liability shall be limited to actual damages only, such actual damages shall be the sole and exclusive remedy hereunder for any such breach and all other remedies or damages at law or in equity thereof are waived.

     For a breach of this Agreement involving the failure of Buyer to purchase and receive Ocean’s Gas from Seller at the Delivery Point(s) (“Buyer’s failure”) the following liquidated damages will be the sole remedy Seller will have for such breach. For Buyer’s failure, Seller shall be entitled to receive liquidated damages equal to an amount calculated by multiplying the quantity of Ocean’s Gas (expressed in MMBtu) that was required to be purchased and received by Buyer from Seller at the Delivery Point(s) pursuant to the terms and conditions of this Agreement which was not actually purchased and received by Buyer from Seller at the Delivery Point(s) (“DETM’s Default Gas”) times an amount per MMBtu equal to the positive difference between the price to be paid by Buyer to Seller hereunder for DETM’s Default Gas and the price Seller could have or has received for selling and delivering DETM’s Default Gas to other parties at the Delivery Point(s).

     For a breach of this Agreement by Seller in failing to deliver or by overdelivering Ocean’s Gas to the Delivery Point(s), the following liquidated damages will be the sole remedy for such breach. If Ocean’s Gas delivered in a day is covered by Intraday Nomination(s) then the following provisions shall apply with respect thereto:

1. The increases and decreases in daily volumes of Ocean’s Gas to be sold that are “Intraday Nominations” under Article II shall be netted against each other (“Net Amount”).

     2. If the net amount calculated as provided in 1. above (positive or negative) is greater than 5,000 MMBtu of gas then the quantity of Ocean's Gas more than 5,000 MMBtu of gas is "Ocean's Intraday Gas" and the provisions of 3. or 4. immediately below will apply.

     3. If Ocean’s Intraday Gas is an increase in volumes of Ocean’s Gas delivered by Ocean to the Delivery Point(s) then DETM is owed an amount by Ocean which will be shown as a credit to the amount owed by DETM in the statement for the month in which Ocean’s Intraday Gas nomination occurred equal to the quantity of Ocean’s Intraday Gas times the positive difference between the posted Midpoint price for Henry Hub in Gas Daily’s Daily Price Survey for the day that such Ocean’s Intraday Gas was nominated and the lower of (a) the lowest posted price per MMBtu of gas in the range shown under Common for Henry Hub in Gas Daily’s Daily Price Survey for the day of delivery that such Ocean’s Intraday Gas is nominated or (b) the posted price per MMBtu of gas shown under Midpoint for Henry Hub in Gas Daily’s Daily Price Survey for the day after the day the Ocean Intraday Gas is nominated.

      4. If Ocean’s Intraday Gas is a decrease in volumes of Ocean’s Gas delivered by Ocean to the Delivery Point(s) then DETM is owed an amount by Ocean which will be shown as a credit to the amount owed Ocean in the statement for the month in which the Ocean’s Intraday Gas occurred equal to the quantity of Ocean’s Intraday Gas times a price per MMBtu of gas equal to the positive difference between the higher of (a) the highest posted price per MMBtu of gas in the range shown under Common for Henry Hub in Gas Daily’sDaily Price Survey for the day of delivery that such Ocean’s Intraday Gas should have been delivered or (b) the posted price per MMBtu of gas shown under Midpoint for Henry Hub in Gas Daily’s Daily Price Survey for the day after the day the Ocean Intraday Gas should have been delivered and the posted Midpoint price for Henry Hub in Gas Daily’sDaily Price Survey for the day that such Ocean’s Intraday Gas should have been delivered.

5. Any amounts due DETM under numbers 3 and 4 above shall be substantiated in a statement in the format attached hereto as Exhibit "C".

     Both Parties shall use commercially reasonable efforts to notify the other Party of any deficiencies in the receipt or delivery of Ocean’s Gas. The Parties recognize that each Party may have access to certain information necessary to confirm deliveries and receipts of Ocean’s Gas hereunder (“confirming information”) and agree to share such confirming information on a commercially reasonable basis. Therefore, a Party shall not be considered to be in default of its obligations to deliver or receive Ocean’s Gas hereunder until it has received confirming information. A Party shall have until the end of the third (3rd) Business Day following the day it received the other Party’s notice of deficiency to eliminate the deficiencies in deliveries or receipts of Ocean’s Gas. If Ocean’s Gas is delivered and received at a Delivery Point(s) where there is an operator balancing agreement or similar agreement in place, then no default hereunder shall be deemed to have occurred so long as DETM pays Ocean for all Ocean’s Gas delivered pursuant to this Agreement at such Delivery Point(s). For purposes of this paragraph, a DETM default shall not be deemed to have occurred unless, and then only to the extent that, Ocean’s Gas is curtailed and not actually delivered to the Delivery Point(s).

     UNLESS EXPRESSLY OTHERWISE HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, INDIRECT OR PUNITIVE DAMAGES OF ANY CHARACTER, INCLUDING BUT NOT LIMITED TO LOSS OF USE, LOST PROFITS (PAST AND FUTURE), OR OTHER BUSINESS INTERRUPTION DAMAGES, IRRESPECTIVE OF WHETHER SUCH DAMAGES (OR CLAIMS OR ACTIONS THEREFOR) ARE BASED UPON CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE

ARTICLE XI
Arbitration

     In the event the Parties are unable to resolve any dispute regarding this Agreement and such dispute involves less than U.S. $5,000,000, both Parties agree to resolve such dispute through the arbitration provisions of this Article XI to be held in Houston, TX.

     Within twenty (20) Business Days of either Party’s written notice to the other Party to arbitrate a dispute which arises under this Agreement involving less than U.S. $500,000, the Parties shall agree on one arbitrator to decide any such dispute. As to disputes involving between U.S. $500,000 and U.S. $5,000,000, each Party shall choose one arbitrator within twenty (20) Business Days of either Party’s written notice to the other Party to arbitrate, and within ten (10) Business Days after both such arbitrators are chosen, such arbitrators shall choose a third arbitrator thus completing the whole arbitration panel. In the event of a dispute as to whether the applicable amount in dispute is less than U.S. $500,000, or if the Parties are unable to agree to a single arbitrator, the arbitration panel shall consist of three arbitrators. Any arbitrator chosen shall be a disinterested party with knowledge of the industry.

     The arbitrator(s), once chosen, shall consider any documents, tapes or any other evidence which the arbitrator(s) deem necessary and shall then accept sealed written resolutions of the subject dispute from each Party on a confidential basis to be submitted within twenty (20) Business Days of establishment of the arbitration panel. The written submissions shall be in a form and subject to any limitations as may be prescribed by the arbitrator(s). The arbitrator(s) shall then choose one of the proposed solutions, (without modification) as the fairest solution to the dispute within ten (10) Business Days of receipt of the written submissions of both Parties. In the event of a three member arbitration panel, a majority vote shall govern. The decision of the arbitrators shall be final and nonappealable.

     Any expenses of the arbitrator(s) shall be shared and paid equally between the Parties. Each Party shall bear and pay its own expenses incurred by each in connection with the arbitration, unless otherwise included in a solution chosen by the arbitration panel. In the event either Party must file a court action to enforce an arbitration award under this Article XI, the prevailing Party shall be entitled to recover its court costs and reasonable attorney fees.

     This Article XI shall not apply to any disputes involving U.S. $5,000,000 or more, and each Party retains its respective rights to pursue all legal and equitable remedies regarding any such disputes. The Parties, however, may consent to resolve such disputes by the provisions of this Article XI.

ARTICLE XII
Quality

     Seller represents that all Ocean’s Gas shall meet the effective tariff or published quality specifications of the receiving transporter at the applicable Delivery Point(s) or in the case of Ocean’s Gas Processed in a Processing plant downstream of the Delivery Point(s) the quality specifications of the receiving transporter at the tailgate of such Processing plant. Buyer shall have the right not to purchase and receive Ocean’s Gas that does not meet such quality specifications. Unless otherwise agreed nothing herein, including an event of Force Majeure, shall require or permit either Party to schedule Ocean’s Gas at a point other than a Delivery Point or in excess of Ocean’s nominated quantity of Ocean’s Gas on such day. If either Party receives an operational flow order from a transporter requiring action (the “OFO”), such Party shall immediately notify the other Party of the OFO and provide a copy of same by facsimile. Each Party shall take all OFO actions required by it and shall indemnify, defend and hold harmless the other Party from any claims related to the OFO under which the indemnifying Party failed to take the action required thereby.

ARTICLE XIII
Pressure and Measurement

     Ocean will deliver and DETM will receive Ocean’s Gas at the Delivery Point(s) at the pressure prevailing from time to time in the facilities delivering Ocean’s Gas thereto. Measurement of Ocean’s Gas quantities hereunder shall be in accordance with the effective tariff or published procedures of the receiving transporter(s) at the Delivery Point(s).

ARTICLE XIV
Processing

     Seller reserves the ongoing right from time to time, at its sole cost and expense, to Process at a Processing plant any of Ocean’s Gas hereunder upstream and/or downstream of the Delivery Point(s), provided that Processing does not render such Processed gas incapable of meeting the quality specification set forth in Article XII.

     For the purposes of this Agreement “Processing” or “Process” shall mean to separate and/or extract from Ocean’s Gas, by whatever method, liquid and liquefiable hydrocarbons and non-hydrocarbons, including any commercially valuable constituents other than methane that are entrained in the gas (together with such methane as must be removed to effect the recovery of the components being extracted) and “PTR” shall mean the MMBtu equivalent of the products extracted from Ocean’s Gas by a Processing plant, plus the gas used as plant fuel in the Processing plant to Process such gas and to extract those products, plant flare and other plant losses in the Processing plant. When expressed as a volume (in Mcf rather than in MMBtu) PTR shall mean “PVR”.

     Buyer shall be responsible for and obligated to obtain and maintain during the term of this Agreement transportation agreements to transport Ocean’s Gas (including Ocean’s PTR and PVR) which Ocean elects from time to time to Process from the Delivery Point(s) to Processing plant(s) (“DETM transportation agreements”). Seller shall reimburse Buyer for the reasonable and market competitive transportation costs, not to exceed those actually paid by Buyer, to transport Ocean’s PTR and PVR from the Delivery Point(s) to a Processing plant for Processing.

     Ocean and DETM acknowledge DETM is administering PTR obligations of Ocean with Duke Energy Field Services, LLC at the North Terrebonne Plant on Transco and the Toca Plant on Southern Natural. The Parties agree that DETM shall be kept economically whole on transportation and delivered prices to these processing facilities.

     For Ocean’s Gas (including Ocean’s PTR or PVR) to be transported under the DETM transportation agreements, Ocean, when required, shall separately nominate in accordance with the provisions of this Agreement the estimated Ocean’s PTR or PVR and the residue gas attributable to Ocean’s Gas after Processing. At the inlet to a Processing plant(s) where Ocean’s Gas (including Ocean’s PTR or PVR) is delivered by DETM pursuant to the DETM transportation agreements title and risk of loss of Ocean’s Gas (including Ocean’s PTR or PVR) so delivered is transferred and assigned to Ocean by DETM. Title and risk of loss to the residue gas attributable to Ocean’s Gas and allocated to Ocean by the processor after Processing is transferred and assigned by Ocean to DETM at the tailgate of the Processing plant.

ARTICLE XV
Equal Employment Opportunity

     The Equal Employment Opportunity Clause required under Executive Order No. 11246, the affirmative action commitment for veterans set forth in 41 CFR 60-250.4, the affirmative action clause for handicapped workers set forth in CFR 650-741.4, and the related regulations of the Secretary of Labor, 41 CFR Chapter 60, are incorporated by reference in this Agreement, with which compliance therewith is certified by each Party to the other Party.

ARTICLE XVI
Events Of Default

     Event of Default. Notwithstanding anything herein to the contrary, the occurrence of any of the following events will constitute an event of default under this Agreement (an “Event of Default”) with respect to a Party:

     (a) a failure to pay when due under this Agreement and such failure is not remedied on or before the fifth Business Day after receipt of notice of such failure;

     (b) a failure to comply with or perform any obligation, other than failure to deliver or receive Ocean’s Gas for which a liquidated remedy is provided herein, and such failure is not remedied within five Business Days after receipt of notice of such failure;

     (c) a general assignment or arrangement for the benefit of creditors;

     (d) a filing of a petition or otherwise commencing a proceeding under any bankruptcy, insolvency, reorganization or similar law, or having any such petition filed or commenced against it;

     (e) becoming insolvent, however evidenced, or unable to pay its debts as they fall due;

     (f) having a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets;

     (g) challenging its own legal authority or capacity to enter into natural gas purchase and sale agreements with other third parties;

     (h) is a Defaulting Party under any ISDA Agreement executed between the Parties;

     (i) is in breach of a representation and warranty of this Agreement and such breach is not remedied on or before the fifth Business Day after receipt of a notice of such breach.

     Upon the occurrence of an Event of Default, the Party not affected by the event, (hereinafter referred to as the “Non-Defaulting Party”) shall be entitled to exercise the remedies as hereinafter set forth in this Article XVI.

     After an occurrence of an Event of Default, the Non-Defaulting Party shall have the right to terminate this Agreement upon five (5) Business Days prior written notice to the other Party (“Early Termination Date”) and pursue all legal remedies available under law.

ARTICLE XVII
Notices

     All notices, invoices, payments, statements and communications made pursuant to this Agreement shall be in writing and made as follows:

BUYER:	SELLER:

Duke Energy Trading and	Ocean Energy, Inc.
Marketing, L.L.C	1001 Fannin, Suite 1600
5400 Westheimer Court	Houston, Texas 77002
Houston, Texas 77056
Attention: Producer Services	Attention: Marketing Contract Administration
Telephone: 713-989-0912	Telephone: 713-265-6368
Facsimile: 713-989-0489	Facsimile: 713-265-8823

     All notices required pursuant to this Agreement may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail, certified mail-return receipt requested, or hand delivered.

     Notice shall be given when received on a Business Day by the addressee. In the absence of proof of the actual receipt date, the following presumptions will apply. Notices sent by facsimile shall be deemed to have been received upon the sending Party’s receipt of its facsimile machine’s confirmation of successful transmission, if the day on which such facsimile is received is not a business day or is after five p.m. (at the receiving Party’s place of business) on a Business Day, then such facsimile shall be deemed to have been received on the next following Business Day. Notice by overnight mail or courier shall be deemed to have been received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving Party. First class mail is deemed delivered three (3) days after mailing.

ARTICLE XVIII
Assignment and Confidentiality

     This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties hereto, and the covenants, conditions, rights and obligations of this Agreement shall run for the full term of this Agreement. No assignment of this Agreement, in whole or in part, will be made by a Party except that a Party may make an assignment of this Agreement, in whole or in part, to a wholly owned affiliate of no less than equal credit standing or to any other party with the consent of the non-assigning Party which consent will not be unreasonably withheld. Notwithstanding any of the other provisions of this Article XVIII or this Agreement to the contrary, if Seller sells any property specified on Appendix “A” then effective at the end of the day on the last day of the month following the closing date of the sale of any such property by Seller this Agreement will terminate as to such property except for the provisions hereof which survive termination of this Agreement in accordance with such provisions. Ocean must give DETM notice of a pending sale of a property subject to this Agreement at least fifteen (15) days before the closing date of such a sale of property.

     The terms and conditions of this Agreement including, but not limited to, the price, the quantity, the term, the identified transporter(s) and all other material terms hereof shall be kept confidential by the Parties hereto, except to the extent that any information must be disclosed to a third party for the purpose of transporting Ocean’s Gas subject to this Agreement, to respond to an audit request or to comply with any order, rule, regulation or directive of any court, legislative body or governmental entity having jurisdiction or to obtain any financing. As a condition of conducting an audit pursuant to the terms of this Agreement, the auditing Party acknowledges that the documents and records provided may contain proprietary or competitively sensitive information, which the auditing Party shall treat as confidential and not use in competition with the audited Party.

ARTICLE XIX
Forward Contract

     The Parties agree this Agreement is a forward contract within the meaning of and for the purposes of the United States Bankruptcy Code, as amended. Further, each Party represents to the other Party that it is a forward contract merchant as such term is defined in and for the purposes of the Bankruptcy Code, as amended. Ocean recognizes DETM is not an end user of Ocean’s Gas.

ARTICLE XX
Set Off

     Both Parties hereto acknowledge and agree that upon the designation or deemed designation of an Early Termination Date under this Agreement the Non-Defaulting Party may set off (i) all amounts, that are due to the Defaulting Party hereunder, plus any cash or other form of collateral then available to the Non-Defaulting Party pursuant to any collateral agreement with the other Party plus any or all other amounts due to the Defaulting Party under any other forward contract with the other Party (including, but not limited to, amounts owed, but not yet paid, for commodities previously delivered in accordance with the forward contracts) and, to the extent it is permitted by law, any amounts due to the Defaulting Party pursuant to the ISDA Agreement (and the Exhibits and Annexes thereto) entered into between the Parties (“ISDA”) plus any cash or other form of collateral then available to the Non-Defaulting Party pursuant thereto, against (ii) all such amounts that are due to the Non-Defaulting Party by the other Party, plus any cash or other form of collateral then available to the other Party pursuant to any collateral agreement agreed to by the Parties plus any or all other amounts due to the Non-Defaulting Party under any other forward contracts between the Parties (including, but not limited to, amounts owed, but not yet paid, for commodities previously delivered and reasonable attorney’s fees incurred by the Non-Defaulting Party) and, to the extent it is permitted by applicable law, any amounts due to the Non-Defaulting Party pursuant to the ISDA plus any cash or other form of collateral then available to the Defaulting Party pursuant thereto, so that all such amounts shall be netted to a single liquidated amount (the “Termination Payment”) payable by one Party to the other Party. The Termination Payment shall be made by the owing Party within five (5) Business Days after notice requesting such is given. The obligations of the Parties under this Agreement, any other forward contract executed by the Parties and the ISDA in respect of such amounts shall be deemed satisfied and discharged to the extent of any such set off. A Party performing a set off under this Article XX will give the other Party notice of such set off as soon as practicable thereafter provided that the failure to give such timely notice shall not affect the validity of the set off. Notwithstanding any contrary provision of this Agreement, where an Event of Default specified in sub-sections (c), (d), (e) or (f) of Article XVI is governed by law which does not permit an Early Termination Date to be declared on or after such an Event of Default then termination of this Agreement shall be deemed to have taken place at a time immediately preceding the occurrence of such Event of Default, and upon the occurrence of any such automatic termination of this Agreement, the Party causing the Event of Default shall indemnify the Non-Defaulting Party on demand against all expense, loss, damage or liability that the Non-Defaulting Party actually incurs with respect to this Agreement as a consequence thereof.

ARTICLE XXI
Miscellaneous

     There are no third party beneficiaries to this Agreement and none are intended by the Parties.

     If any provision of this Agreement is determined to be invalid, void or unenforceable by any court having jurisdiction, such determination shall not invalidate, void or make unenforceable any other provision, agreement or covenant of this Agreement.

     No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

     All rights, duties and obligations arising under this Agreement shall be exercised and discharged in good faith and in a commercially reasonable manner.

     Each Appendix and Exhibit referenced herein and attached hereto is made a part of this Agreement for all purposes. This Agreement sets forth all understandings between the Parties respecting the subject matter hereof, and any prior contracts, understandings and representations, whether oral or written, relating to such matters are merged into and superseded by this Agreement. This Agreement may be amended only by a writing executed by both Parties.

     Each Party to this Agreement represents and warrants that it has full and complete authority to enter into and perform this Agreement, including having obtained any regulatory authority necessary to transact business under this Agreement. Each person who executes this Agreement on behalf of either Party represents and warrants that he/she has full and complete authority to do so and that such Party will be bound thereby.

     Compliance with the confirmation and change in quantities of Ocean’s Gas procedures of this Agreement satisfies any “writing” requirements imposed under the Uniform Commercial Code or any other applicable contract law.

     The interpretation and performance of this Agreement shall be governed by, construed, interpreted and enforced in accordance with the substantive laws of the State of Texas, without reference to its choice of law doctrine. Each Party agrees to submit to the nonexclusive jurisdiction of the courts of the State of Texas.

     IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals to be effective as of the day and year first written above.

DUKE ENERGY TRADING AND MARKETING, L.L.C.

By: Name: Peter Ledig Title: Vice President of Eastern Gas Trading - Physical

OCEAN ENERGY, INC.

By: Name: William L. Transier Title: Executive Vice President & Chief Financial Officer

Exhibit “B”
To
Natural Gas Purchase and Sale Agreement
By and Between
Duke Energy Trading and Marketing, L.L.C.
And
Ocean Energy, Inc.
Effective
October 1, 2001

     [On Ocean Energy, Inc. Letterhead]

[Date]

Duke Energy Trading and Marketing, L.L.C.
10777 Westheimer Suite 650
Houston, Texas 77042

ATTN: Contract Administration

Re: Change Novice

Dear Sirs:

Reference is made to that certain Natural Gas Purchase and Sale Agreement effective October 1, 2001 (“Agreement”) by and between Duke Energy Trading and Marketing, L.L.C. (“Buyer”) and Ocean Energy, Inc. (“Seller”) which is incorporated herein for all purposes by this reference.

This letter notifies Buyer that, effective at ___:00 ____ on ____________________, Seller changes the quantity of Ocean’s Gas to be delivered by it to the below described Delivery Point(s) under the Agreement to the following:

Delivery Point	of Ocean's Gas

Sincerely yours,